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                                                                    EXHIBIT 99.3

                        FORM OF LETTER TO STOCKHOLDERS

                         COLLINS & AIKMAN CORPORATION
                            250 STEPHENSON HIGHWAY
                             TROY, MICHIGAN 48083

                                 JUNE   , 2002

Dear Stockholder:

     Enclosed are the prospectus dated June   , 2002 (the "Prospectus") and
other materials relating to the Rights Offering by Collins & Aikman Corporation (the "Company"). Please carefully review the Prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your Subscription Rights to purchase additional shares of the Company's Common Stock only during a limited time period. You will find answers to some frequently asked questions about the Rights Offering beginning on page 1 of the Prospectus. You should also refer to the detailed Instructions for Use of Collins & Aikman Corporation Subscription Certificates, which is included with this letter. The exercise of Subscription Rights will be irrevocable.

                      SUMMARY OF THE TERMS OF THE OFFERING

     o You may purchase 0.16 shares of Common Stock for each Subscription Right you hold at the Subscription Price of $12.50 per share. This right is referred to as the Subscription Privilege.

     o    The Rights Offering expires at 5:00 p.m., Eastern Daylight Savings
          Time, on       , 2002. If you do not exercise your Subscription Rights
          before that time, they will expire and will have no monetary value.

     If your shares are held in your name, a Subscription Certificate is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

     If you do not exercise your Subscription Rights, your ownership in the Company may be diluted. Please see page 5 of the Prospectus for a discussion of risk factors associated with the ownership of our Common Stock.

     If you have questions concerning the Rights Offering, please feel free to contact our Information Agent at D.F. King & Co. Inc., toll free at (800) 290-6428.

                                          Sincerely,